EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Sportsman’s Warehouse Holdings, Inc. on Form S-8 pertaining to the Sportsman’s Warehouse Holdings, Inc. 2013 Performance Incentive Plan of our report dated March 21, 2014, except for Note 17, as to which the date is April 3, 2014, in the Registration Statement (Form S-1) and related Prospectus of Sportsman’s Warehouse Holdings, Inc. for the registration of shares of its common stock.

KPMG LLP

Salt Lake City, Utah

April 16, 2014